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                                                                      EXHIBIT 16

May 22, 2000



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Communications World International, Inc. (the Registrant) dated May 10, 2000 and have the following comments:

o    With respect to paragraph one we agree with the comments.

o With respect to the last sentence in paragraph two, pertaining to disagreements on accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the subsequent interim period from May 1, 1999 through May 8, 2000, we did not establish an audit scope or audit procedures and we have no basis on which to agree with that comment.

Yours truly,

LEVINE, HUGHES & MITHUEN, INC.



/s/ Levine, Hughes & Mithuen, Inc.